As filed with the Securities and Exchange Commission on January 7, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIPER RESOURCES, INC.
(formerly known as Cobra Oil & Gas Company)
(Exact name of registrant as specified in its charter)

Nevada	26-2113613
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

Uptown Center
2100 West Loop South, Suite 900
Houston, TX 77027
(832) 476-8941
(Address, Including Zip Code and Telephone Number, of Principal Executive Offices)

Advisory Board Engagement Agreement with Warren Dillard, as amended
(Full Title of the Plan)

Copy to:
Massimiliano Pozzoni Viper Resources, Inc. 2100 West Loop South Suite 900 Houston, TX 77027 (832) 476-8941	Scott Rapfogel, Esq. Gottbetter & Partners, LLP 488 Madison Avenue New York, New York 10022 (212) 400-6900
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of the “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.   (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.00001 per share	25,000	$0.17	$4,250	$0.24

(1)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on January 5, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

Item 2.	Information and Employee Plan Annual Information

Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Viper Resources, Inc., Uptown Center, 2100 West Loop South, Suite 900, Houston, TX 77027, (832) 476-8941.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement.

a)           Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009 filed pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b)           All other reports filed by Registrant pursuant to Section 13(c) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K referred to in (a) above.

c)           The description of the common stock, $.00001 par value per share (the “Common Stock”) of the Registrant is contained in the Registrant’s Registration Statements on Form SB-2, as amended (File No. 333-136017) filed with the Securities and Exchange Commission (the “SEC”) on July 25, 2006.

All documents filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interest of Named Experts and Counsel

The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by Gottbetter & Partners, LLP, (“G&P”) whose opinion is attached hereto as Exhibit 5.

Item 6.	Indemnification of Directors and Officers.

Nevada Revised Statutes NRS 78.75021 (the “Corporation Act”) authorizes us to indemnify our officers, directors, employees, and agents, subject to the conditions set forth therein.  Our Bylaws provide that we shall indemnify our officers, directors, trustees, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in civil, criminal, administrative or investigative (other than an action by us or in our right) proceedings by reason of their serving in such positions provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceedings by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

5.	Opinion of Counsel, Gottbetter & Partners, LLP

10.1	Addendum to Advisory Board Engagement Agreement between Registrant and Warren Dillard, dated as of December 15, 2009

23.1	Consent of Counsel (included in Exhibit 5 hereto)

23.2	Consent of Independent Registered Accounting Firm

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on the 6th day of January, 2010.

VIPER RESOURCES, INC.

By:	/s/ Massimiliano Pozzoni
Massimiliano Pozzoni
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.

	Title	Date

/s/ Massimiliano Pozzoni Massimiliano Pozzoni	Secretary, Principal Executive, Financial and Accounting Officer	January 6, 2010

Board of Directors:
/s/ Massimiliano Pozzoni Massimiliano Pozzoni	Director	January 6, 2010